AMENDMENT NO. 6 TO
EMPLOYMENT AGREEMENT AND
AMENDMENT NO. 6 TO CHANGE OF CONTROL AGREEMENT

            This Amendment No. 6 to Employment Agreement and Amendment No. 6 to Change of Control Agreement is made as of the 9th day of April, 2001, by and between Stewart Enterprises, Inc., a Louisiana corporation (the "Company"), and Lawrence B. Hawkins (the "Employee").

W I T N E S S E T H:

            WHEREAS, the Company has entered into an Employment Agreement with the Employee dated as of August 1, 1995, which has been previously amended five times (as amended, the "Employment Agreement");

            WHEREAS, the Company has entered into a Change of Control Agreement with the Employee dated as of December 5, 1995, which has been previously amended five times (as amended, the "Change of Control Agreement");

            WHEREAS, the Employee has agreed to serve as the Company's Executive Vice President; and

            WHEREAS, the Company and the Employee have agreed  to a change in the Employee's salary and a change in fringe benefits to which the Employee is entitled effective December 15, 2000 and a change in the bonus for which the Employee is eligible effective November 1, 2000, as set forth herein.

            NOW, THEREFORE, for and in consideration of the continued employment of Employee by the Company and the payment of wages, salary and other compensation to Employee by the Company, the parties hereto agree as follows, effective December 15, 2000:

            Section 1.    Except as expressly amended herein, all of the terms and provisions of the Employment Agreement and Change of Control Agreement shall remain in full force and effect.

            Section 2.    Article I, Section 1 of the Employment Agreement is hereby amended to read in its entirety as follows:

            Capacity and Duties of Employee. The Employee is employed by the Company to render services on behalf of the Company as an Executive Vice President. As Executive Vice President, the Employee shall perform such duties as are assigned to the individual holding such title by the Company's Bylaws and such other duties, consistent with the Employee's job title, as may be prescribed from time to time by the Board of Directors of the Company (the "Board") and/or the Company's President.

            Section 3.     Article II, Section 1 of the Employment Agreement is hereby amended to read in its entirety as follows:

            Salary. Effective December 15, 2000, a salary ("Base Salary") at the rate of $300,000 per fiscal year of the Company ("Fiscal Year"), payable to the Employee at such intervals as other salaried employees of the Company are paid.

            Section 4.     Article II, Section 2 of the Employment Agreement is hereby amended to read in its entirety as follows:

            Bonus.     (a) Effective November 1, 2000, the Employee shall be eligible to receive an annual incentive bonus of up to $300,000 per Fiscal Year. The bonus will be awarded based on factors to be established annually and set forth in an annual supplement to this Agreement.

                            (b) The Bonus shall be paid in cash not later than 30 days following the filing of the Company's annual report on Form 10-K for the fiscal year in which the bonus has been earned.

            Section 5.     Article II, Section 3, paragraph (a) of the Employment Agreement is hereby amended to read in its entirety as follows:

            (a) Effective December 15, 2000, the Employee will receive an increase in his automobile allowance from $600 per month to $720 per month. The Company will reimburse the Employee for all gasoline, maintenance, repairs and insurance for Employee's personal car, as if it were a Company-owned vehicle.

            Section 6.     Article I, Section 1.1 of the Change of Control Agreement is hereby amended to read in its entirety as follows:

            1.1    Employment Agreement.     After a Change of Control (defined below), this Agreement supersedes the Employment Agreement dated as of August 1, 1995 as amended by Amendment No. 1 dated as of January 1, 1997, as amended by Amendment No. 2 dated as of October 31, 1998, as amended by Amendment No. 3 dated as of September 21, 1999, as amended by Amendment No. 4 dated as of July 25, 2000, as amended by Amendment No. 5 dated as of October 31, 2000, between Employee and the Company (as amended, the "Employment Agreement") except to the extent that certain provisions of the Employment Agreement are expressly incorporated by reference herein. After a Change of Control (defined below), the definitions in this Agreement supersede definitions in the Employment Agreement, but capitalized terms not defined in this Agreement have the meanings given to them in the Employment Agreement.

            Section 7.     Article II, Section 2.2, paragraphs (a) and (b) of the Change of Control Agreement are hereby amended to read in their entirety as follows:

            (a)     Salary.     A salary ("Base Salary") at the rate of $300,000 per year, payable to the Employee at such intervals no less frequent than the most frequent intervals in effect at any time during the 120-day period immediately preceding the Change of Control or, if more favorable to the Employee, the intervals in effect at any time after the Change of Control for other peer employees of the Company and its affiliated companies.

            (b)     Bonus.     An annual incentive bonus (the "Bonus") of $300,000, to the extent not already received, shall be paid in cash (1) no later than November 30 of each year or (2) if the Employee elects to receive the Bonus in the calendar year following the year in which it was earned, between January 1 and January 15 of such following year.

            Section 8.     Article II, Section 2.4, paragraphs (a) and (e) of the Change of Control Agreement are hereby amended to read in their entirety as follows:

            (a)     Termination by Company for Reasons other than Death, Disability or Cause; by Employee for Good Reason.     If, after a Change of Control and during the Employment Term, the Company (or, if applicable the ultimate parent company), terminates the Employee's employment other than for Cause, death or Disability, or the Employee terminates employment for Good Reason, the Company shall pay to the Employee in a lump sum in cash within 30 days of the Date of Termination an amount equal to three times the sum of (i) the amount of Base Salary in effect at the Date of Termination, plus (ii) the Employee's Bonus.

            (e)     Termination by Employee for Reasons other than Good Reason.     If, after a Change of Control and during the Employment Term, the Employee's status as an employee is terminated by the Employee for reasons other than Good Reason, then the Company shall pay to the Employee an amount equal to a single year's Base Salary in effect at the Date of Termination, payable in equal installments over a two-year period at such intervals as other salaried employees of the Company are paid.

            IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and signed as of the date indicated above.

STEWART ENTERPRISES, INC.
By: /S/ JAMES W. MCFARLAND James W. McFarland Compensation Committee Chairman

EMPLOYEE:
/S/ LAWRENCE B. HAWKINS Lawrence B. Hawkins